EXHIBIT 99.2

                        NCO PORTFOLIO MANAGEMENT, #443470
                              4th Quarter Earnings
                          Hosted by FRB/Weber-Shandwick
                        February 13, 2002, 10:00 a.m. ET
                             Moderator: Nicole Engel

Operator Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the NCO Portfolio Management conference call. At this time, all participants are in a listen only mode. Following the formal presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero for an operator. As a reminder, this conference is being recorded Wednesday, February 13, 2002. I would now like to turn the conference over to Ms. Nicole Engel with FRB/Weber Shandwick. Please go ahead, ma'am.

N. Engel Good morning and thank you for joining us today to discuss NCO Portfolio Management's fourth quarter 2001 results. By now you should have all received a faxed copy of the press release. However, if anyone is missing a copy and would like one, please contact our office at 212-445-8000 and we will send one over to you and ensure that you are on the company's distribution list. There will be a replay for the call which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-405-2236 or 303-590-3000, pass code 443470.

                   On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group and NCO Portfolio Management; and Rick Palmer, Chief Financial Officer of NCO Portfolio Management; also on the call with us is Steve Winokur, Executive Vice President of Finance and Chief Financial Officer of NCO Group. Management will make some opening comments and then we'll open the line for questions.

                   Before we begin I would like to read a standard forward-looking statement disclaimer. Certain statements on this call including without limitation statements as to NCO Portfolio's or management's outlook as to financial results in 2002 and beyond, statements as to the effects of the terrorist attacks and the economy on NCO Portfolio's business, statements as to NCO Portfolio's or management's belief, expectations or opinions, and all other statements on this call, other than historical facts, are forward looking statements as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the Safe Harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from expected or planned results.

                   In addition to the factors discussed above, certain other factors, including without limitation, risks relating to growth and future accounts receivable purchases, risk related to the company's debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to the availability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to historical financial statements of Creditrust, risks related to the retention of its senior management team, risks related to the securitization transactions, risks related to the fluctuation in quarterly results, risks related to NCO Group's ownership control of the company, risks related to the dependency on NCO Group for its collections, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission including the annual report on Form 10K filed on April 2, 2001, can cause actual results and developments to be materially different from those expressed or implied by such forward looking statements.

                   Michael, would you like to begin?

M. Barrist         Yes, thank you. I want to thank everyone for joining the NCO
                   Portfolio Management's fourth quarter conference call.
                   Today's call will be broken into several sections. First, I'll review the operational aspects of the quarter, as well as our outlook for the first half of 2002. Second, Rick
                   Palmer, our Chief Financial Officer will provide a detailed financial recap of the quarter and then we'll open up for questions.

                   Despite continued economic pressure on the payment patterns of consumers, NCPM achieved excellent financial results during the quarter with revenue of approximately $16.2 million, net income of approximately $3.5 million and earnings per share of 26 cents. For the quarter we recognized approximately 63% of our collections as revenue and allocated the remaining 37% to amortization. I'll discuss this in more depth later in the call. I'll spend some time in a few moments on 2002 guidance, but before I jump into my overall comments, let me begin by saying we view the fourth quarter results as positive and we are entering the first quarter with a cautious, but very optimistic view.

                   As we discussed on the third quarter conference call, the tragic events of September 11th required us to carefully analyze our models given the current collection environment. Our September collections were substantially below plan and our October collections were back on plan. While this appeared on the surface to be a positive, we guided investors on the last call that the October results most likely included residual activity from September. Accordingly we allowed our self correcting models to bring down the future expected collections based on results to date including September. We took the conservative road and did not override the models by considering September an anomaly. This in essence lowered all our future expected collections and our internal rates of return.

                   As we entered November and December we did see collections drop back to a level that was better than September, but well below pre-September 11th levels. Accordingly, we feel comfortable that our decision to allow the models to run their course was the correct one. All in all the fourth quarter landed where we expected, basically in line with our models including the adjustments attributable to September's results.

                   To date the first quarter has shown a substantial improvement. We feel that this improvement is related to normal seasonality in conjunction with operating and collection enhancements we put into place to counteract the slower consumer payment patterns. We currently we do not see any of these improvements as driven by an improvement in the overall economy.

                   During the fourth quarter we were cautious to adjust down our collection models for new purchases to reflect the current economic environment and we carefully enhanced our underwriting methodology to proceed with caution. During the quarter, the company purchased approximately $226 million in accounts for an aggregate price of approximately $9.2 million or about 4.1 cents on the dollar. Purchases were below our expectations as a result of a more stringent view of our underwriting process, as well as general softness in the market. We believe that many financial and other sellers saw no benefit in selling during the fourth quarter since most of them had already issued profit warnings and any gains available to them through sales or receivables would be better utilized in the first quarter. To date, the first quarter market is stronger; however, we are still approaching all opportunities very cautiously.

                   During the quarter the company took an additional $865,000 of impairments which are primarily attributable to further write downs on previously impaired portfolios. After a portfolio is impaired it goes into a cost recovery mode where all collections are applied to the remaining carrying value. The company continues to monitor results to date in its self correcting model and uses that information to test recoverability. In some cases the model shows future expected collections in excess of carrying value and in some cases future expected collections less than carrying value. GAAP mandates that we continue to write down any anticipated shortfalls and wait until the carrying value is fully recovered to realize any additional revenue on previous impaired portfolios. We do not see this current write down as meaningful to the company's performance going forward.

                   Additionally, during the quarter, the company finalized its purchase accounting for the Creditrust acquisition primarily as it relates to the deferred tax assets we purchased. I am pleased to report that as a result of the acquisition, the company will realize approximately $14.4 million in tax benefits in the future.

                   During the last conference call we informed investors that the Marlin joint venture was beginning to produce results. To refresh everyone's memory, during 2001 we entered into a joint venture with Marlin Integrated Holdings. This venture was formed to allow the company to exploit its contractual ability to leverage the NCO Group client list in the utility and healthcare sector. Marlin's underwriting expertise, industry knowledge and reputation will expedite this new market for the company. This joint venture entity has secured nonrecourse financing so that we can view this new opportunity as purely incremental to our financial business. I am pleased to report that this joint venture is proceeding very well with 2001. Purchases of $68.6 million of accounts for an aggregate price of $1.3 million or 1.8 cents on the dollar. Our investment in these portfolios represent $229,000 for the quarter.

                   One final comment before I move into guidance. We have all been bombarded with news surrounding Enron bankruptcy and off balance sheet accounting. NCPM has two unconsolidated subsidiaries. One entity is a Legacy Creditrust securitization and the other is the Marlin joint venture, which is accounted for under the equity method of accounting. These entities have absolutely no debt or liabilities that are recourse to the parent and if our results of these subsidiaries would be consolidated, it would not change our results with regard to the Marlin entity, but our results would actually be slightly better with regards to the Legacy securitization. Both of these entities are described in full detail in the notes to our financial statements.

                   As we ended the fourth quarter we are very pleased with how the company has navigated its way through the slowing of consumer payment patterns and how by maintaining a strict adherence to its business rules it has positioned itself to continue to prosper in a tough economy and to take advantage of an upturn economy. During the first half of 2002 the company expects to achieve earnings per share of between 20 and 22 cents for each of the first two quarters. Rick Palmer's going to go into some more detail on the make up of these numbers in a few moments. Before that I'd like to focus everyone's attention on two issues affecting EPS.

                   First, we are expecting a substantial increase in collections in the first two quarters. While this is the most positive indicator we could ask for, it has one effect that can be deceiving. It is important to remember that revenue is recognized based on a long term view of returns on portfolios and what they are expected to produce. Accordingly, short term cycles of stronger or weak collections do not have a major impact on revenue recognition as long as they are in line with the original assumptions of what will be collected and when. In strong collection periods amortization tends to be higher and in weaker periods amortization is less. Revenue remains relatively constant on the expected return. However, collection service fee expense is purely a percentage of collections, not revenue. A strong collection cycle actually has the effect of lowering profitability due to higher service fees and normalized revenue. This is why the earnings per share guidance for the first two quarters are less than the fourth quarter actual results.

                   Second, our modeling is based on the current economic cycle. While we've all heard economic commentary predicting an improvement by mid-year we will not take any improvement into consideration until it is clearly visible in our collection results.

                   As you all know, NCPM is in a risk business. Unlike other risk businesses, the spread is extremely wide and if managed properly and conservatively we are comfortable this business can continue to navigate effectively and very profitably through the current economic cycle and more importantly, position itself in a way to take advantage of an upturn economy.

                   Now I'm going to turn the call over to Rick Palmer for the financial recap.

R. Palmer          Thank you, Michael. Before getting into the detailed results,
                   I would like to point out that the comparative numbers in the tables in the press release are those of just NCO Portfolio
                   Management as a stand alone company. They do not reflect the operation of Creditrust prior to the acquisition on February
                   20, 2001. Because we only include the results of Creditrust from the acquisition forward, the prior period results are not necessarily comparable to other quarters so we will not spend much time on comparisons.

                   The acquisition of Creditrust was accounted for using purchase accounting. Consequently the Company's capital stock and paid-in-capital were adjusted to reflect the effect of accounting for the merger as a purchase of assets and assumption of liabilities of Creditrust. The final purchase price and related allocations to assets and liabilities were finalized in the fourth quarter. All relevant adjustments to the balance sheet and income statement have been recorded. However, NCO stock ownership may increase by approximately 1% pending the final distributions of the stock escrow established in connection with the merger. The final distributions are still pending the decision of the court on one matter.

                   Now with that background in mind, net income for the fourth quarter of 2001 was $3.5 million or 26 cents per share on a fully diluted basis. Collections for the quarter were $25.8 million which produced revenues of $16.2 million or 63% of collections.

                   Just to reiterate what Michael was explaining, short term cycles of strong or weak collections do not have a major impact on revenue recognition as long as they are in line with the original assumptions of what would be collected and when. In strong collection periods, amortization tends to be higher and in weaker periods amortization is less. Revenue remains constant based on the expected return.

                   On an ongoing basis as we review the expected future cash flows of each portfolio. We assess the carrying value of the assets as well as the expected return on the assets. With a typical portfolio, the future cash flows are expected to recover the cost of the assets plus provide a return. Over time this return is recognized as revenue. If, based on current circumstances, the estimates are changed, the revenue to be recognized, as well as the rate at which it is recognized, will also change. If the future estimated cash flows are not sufficient to cover the remaining carrying value of a portfolio, an impairment has occurred and the portfolio must be written down to its net realizable value. After a portfolio has been impaired, further shortfalls in actual collections and downward revisions of remaining projections may result in further write downs to the file.

                   As previously announced, the events of September 11th combined with the slowdown in consumer spending prior to and after September reduced our collections compared to expectations and even compared to last quarter's collections of $28.4 million. As a result, the methodology employed to modify projections for collection trends reduced all future projections significantly. Three additional portfolios were impaired during the quarter, and on twelve portfolios previously impaired, the expected future collections were less than expected, creating additional impairment charges. All were acquired over one year ago in a different economic climate. The impairment recorded during the fourth quarter was $865,000, which represented 0.6% of the carrying value of the portfolio and 4 cents per diluted share after tax.

                   One comment on future impairments. First, any anticipated impairments have been taken into account in the current period. However, estimates are estimates and some files will be higher, some lower. By virtue of GAAP we only recognize the effects of downward trends, which is why we believe we can expect some additional impairments in the future. However, we do not expect that future impairments would exceed 2001 levels, absent further deterioration of our economy.

                   Moving on to expenses, operating expenses were $8.8 million. Included in operating expenses are servicing fees of $7.1 million. It is important when analyzing results to remember that servicing fees are paid as a commission on collections and not on revenue. Servicing fees as a percent of collections were a blended 27%. All of the servicing fees were paid to NCOG including legal contingency fees. Payroll related expenses, selling, general and administrative expenses were all in line with expectations and down somewhat from last quarter as the Company took steps to reduce expenses during the slowdown. As we have stated previously these expenses are very small compared to the servicing fee component of our expense structure. This does give us an advantage of keeping our expense structure variable and scaleable.

                   Operating income for the quarter was $7.4 million and earnings before interest, taxes, depreciation and amortization was $7.5 million for the quarter. Other income and expenses relates principally to interest expense incurred on funds borrowed to fund purchases of portfolios under the sub-facility and to fund the acquisition of Creditrust. Interest expense was $2.1 million. The lower than expected interest is principally attributable to the lower interest rates afforded on both the variable rate revolver and one secured legacy Creditrust note. Other income recorded for the quarter was $372,000 and principally relates to earnings on the Company's investment in securitization on one legacy Creditrust securitization and the Company's interest in the joint venture with Marlin Integrated Holdings.

                   Income taxes were provided at the combined federal and state rate of 37.5%. All of the tax provision is deferred principally because of using the cost recovery method of income recognition on purchased receivables for income tax reporting.

                   Turning to our guidance for the first two quarters of 2002, the company expects to achieve earnings per share of between 20 and 22 cents for each of the first two quarters. Purchases should approximate $10-$12 million in the first quarter and $13-$15 million in the second quarter. Collections are expected to range between $27 million and $30 million in the first quarter and between $30 million and $33 million in the second quarter. Revenue as a percentage of collections is expected to range from 52%-55% in the first quarter and 49%-52% in the second quarter. Servicing fees are expected to be approximately 27%-29% of collections.

                   In comparing the fourth quarter results to the first two quarters of 2002 guidance, investors should note that the seasonally strong collections in the first two quarters caused a decrease on net profitability due to a significant increase in collection service fees which are based on a percentage of collections, yet revenues remain relatively constant based on the long term returns the portfolios are expected to generate.

                   In conclusion I have a few comments on financial conditions. The company's cash balances were $6.5 million as of December 31, 2001. The available credit on the sub-facility with NCOG was $2.9 million as of December 31, 2001. Cash flow for the quarter was lower than expected due to the impact on collections of the current economic climate and the events of September 11th. Looking forward, the Company's cash flow from operations, while somewhat reduced by the economic slowdown, is expected to provide sufficient cash flow to meet all of its obligations and provide additional cash flow for purchase of new receivables of $10-$12 million in the first quarter and $13-$15 million in the second quarter of 2002.

                   Thank you, ladies and gentlemen, that concludes my formal presentation. Now I'll turn the call back over to Michael.

M. Barrist         Thanks, Rick. Operator, can we open up for questions, please?

Operator Yes, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received and if you are using speaker equipment please lift your handset before pressing the numbers. One moment please for the first question.

                   The first question comes Alan Creech, please state your company name, followed by your question.

A. Creech          Good morning. Emerging Growth Equities. How are you guys
                   doing?

M. Barrist         Great. How are you today, Alan?

A. Creech          Good. Let me ask you a couple real quick questions. First, in the quarter what happened to the payroll expenses and will this be the run rate going forward?

M. Barrist         The payroll expenses were down in the quarter primarily due to a pull back by the board of some of the executive bonus programs based on the downturn of the economy and the company not meeting its original expectations. So what you see there is basically an event that happened in the fourth quarter at a board meeting, pulled back some of that. It should go back to the third quarter level starting with the first quarter.

A. Creech          Okay, so that was more of an accrual then?

M. Barrist         It was a reversal of an accrual, a board decision.

A. Creech          Okay, good. Also, the guidance that you've given for the
                   first couple quarters, the 20-22 cents, does that include any portfolio write downs?

M. Barrist         It includes a modest amount of portfolio write downs based on our modeling. We don't anticipate that we'll be beyond what we have in the budget right now. Also keep one thing in mind that the first two quarters are typically the strongest from a collection perspective so it would not be atypical to have more write downs in the back half of the year then the front half of the year as current collections affect the model and the model drives ultimately what is written down and not written down. Now at some point the portfolios that are previously impaired, that are performing above expectation will start producing revenue for us or I guess I'll call it negative impairment to offset that at some point in time.

A. Creech          Okay, good. And also I understand the reduction in the
                   percentage for collections versus revenue, but for the year, is that your expectations for the year versus 2001, which was closer to 60%-62%?

R. Palmer          It was like 50%-52% for the first couple quarters.

M. Barrist         52%-53% is the guidance for next year.

A. Creech          Okay, for the whole year.

M. Barrist         No, I'm sorry for the first two quarters.

A. Creech          For the first two quarters, but what about the whole year?

M. Barrist         We are not providing guidance yet for the back half of the year until we see how the first quarter goes.

A. Creech          And finally, the purchases obviously were lower in Q4 and
                   you've kind of guided that they'd be between $10-$13 million for the first couple quarters which is lower than your previous guidance of about $13.5 million a quarter. How do you think this will affect your growth rate or is this kind of a temporary reduction in purchases?

M. Barrist         The reduction in purchases, you know we tightened up
                   underwriting, we're taking a very cautious view. The good news is the business is doing well and we've navigated through a tough spell and come out the other end looking pretty good, but we are still taking a very cautious view.
                   Just based on what we're seeing in the market and the fact that we're bidding a little lower than other people and we're being conservative, we've adjusted down those numbers. It will certainly affect long term growth rate. I don't think it's going to deviate it a huge amount, but it will have some affect on it. But we're comfortable that's the right choice for us to make right now.

A. Creech          So is this more of a reflection of what's going on pricing wise in the market? Are you seeing prices starting to creep up?

M. Barrist         No, the prices aren't creeping up, it's more of an issue of what are we willing to pay for something today versus what we were willing to pay a year ago. It's also an issue of the amount of volume we saw in the market in the fourth quarter was lower than expected and as I said I think part of that's driven by the fact that our clients certainly use gains on portfolio sales to drive profitability for them within their quarters and to the extent they have profit warnings, or we'll call it a getting out of jail free card, they're not going to sell a lot of assets until they need that incremental profitability in their business. The good news is we're seeing an uptick in available assets in the first quarter, so the first quarter should be bigger than the fourth quarter. We're just taking a conservative view at it.

A. Creech          Okay, good. Congratulations on the quarter. Thanks, again.

Operator Thank you. The next question comes from David Scharf. Please state your company name followed by your question.

D. Scharf          Good morning. Michael, just quickly, can you expand a little on the joint venture with Marlin in terms of I guess the non-recourse financing, how much financing they've secured and ultimately in this whole utility and healthcare arena how large a market of receivables you're seeing there.

M. Barrist         The original thought process, as you know, NCO Portfolio has the exclusive right to offer portfolio purchase services to all the NCO Group clients. Historically, both the legacy NCO business as well as the legacy Creditrust business was almost completely focused on the banking sector and the financial services sector. So the purpose of the joint venture quite frankly was to jump start our entre into that business, and we want our entre into that business to be incremental to the normal business plan, meaning we have a limited amount of financial resources available to NCO Portfolio Management and we want to spend that money wisely. So they've been in the utility healthcare space, they know it backwards and forwards and they have a great reference list and the results we've seen to date in penetrating our client list and getting opportunities has been great. I don't know how else to describe it, it's been a great process so far.

                   As far as the non-recourse financing, the joint venture entity has a non-recourse loan agreement with a financial lender. Basically they lend and the only security for that lending is the assets within that joint venture that are collateralized by the loan. So basically the money is borrowed from the entity, we put up 5%, Marlin Integrated Holdings puts up 5% and the lender puts up 90%, and they are paid back out of the proceeds of the collections. There is a cross collateralization between the different portfolios that are bought within Marlin, but there is no recourse to the parent whatsoever.

D. Scharf          Is it pretty much a traditional warehouse line, is it going to be open depending on how large the opportunity gets?

M. Barrist         Right now it's open for how large the opportunity gets, but certainly they underwrite each deal in conjunction with our underwriting. Now keep in mind that one of the nice things about this piece of the business is NCO has tons of statistics. There's not a lot of things that come across our underwriting screen that we don't have comparables for. In bank cards, it's possible you could see a credit card portfolio you've never worked before and depending on how comfortable you can get with the underwriting process and finding a compatible portfolio, you'll make an underwriting decision. With the utilities, usually we have some pretty direct experience with the utility before we make a bid on it and that usually gets the lender pretty comfortable. The lender has the right not to lend on a particular deal if they don't want to.

D. Scharf          I know it's hard to generalize, but can you try in terms of what type of yields or IRRs you're looking for in utility or healthcare paper versus the more mature credit card purchase market?

M. Barrist         We're looking for consistent IRRs in that portfolio as well, but keep in mind the paper turns much faster especially in healthcare. Typically, there's a five year component of the curve, but most of your money's coming in the first three years in healthcare. Utilities are longer, but we are looking for consistent IRRs.

D. Scharf          Okay and I just want to make sure I'm perfectly clear as far as the deferred taxes. You will not be paying any cash taxes this year effectively?

M. Barrist         Correct, right.

D. Scharf          I had one more question, but it's escaping me. I'll probably dial back in. Thanks.

Operator           Thank you. The next question comes from Bill Warmington.
                   Please state your company name followed by our question.

B. Warmington      Good morning, everyone. Bill Warmington, SunTrust Robinson
                   Humphrey. A quick question for you on the expectations for improved collections in the first and second quarters. You mentioned that normally that's a seasonally strong period of the year, a lot of people getting tax refunds among other things. Is there something else that's potentially driving some of the improved collections there or are we basically looking at some improved collections as a result of seasonality?

M. Barrist         We're seeing improvements due to seasonality, but you are
                   also seeing the effects of changes, changes that we'll talk about in the next conference call. But one of the byproducts of a downturn economy is it's difficult to get consumers to pay in full so you basically are converting more people to payment arrangements. We're getting very creative in the types of payment arrangements we offer people and settlements that have multiple payments so you're seeing both seasonality and you're also seeing us change our routine slightly and how we interact with the consumers to try and present to them options that are more palatable for them to make up for some of the losses we had.

                   For example it used to be we had a certain number of payoffs every month of people either refinancing or borrowing money from a family member or just accepting a settlement. We're not seeing that right now and that's where a lot of our shortfall is. So we've gotten very resourceful in our mailing campaigns, different types of settlements, different types of payment arrangements and plus a catch up of the incremental payment arrangements we've been booking for the last few months, we're getting some crescendoing event out of that and a lot of it also seasonality which helps us a lot in the first two quarters.

                   That's one of the reasons why we track drive factor and seasonality, and we know what it should do, and whether we're above and beyond, and that's one of the reasons why we're being cautious about the back half of the year, is because we've seen a retrenchment in the last two years, much stronger than we had prior to that, and we just want to make sure that we watch these drivers through the first two quarters.

                   We do know from looking at the last two years in painstaking detail that the activities in the first two quarters, now in hindsight, were predictors in retrenchments in the back half of the year, so we feel like we'll be able to predict that a lot better. But we are seeing some general improvement in the production on top of seasonality.

B. Warmington      And if I could ask how specifically January was tracking, or is that what you were referring to?

M. Barrist         January, we hit our objectives in January, a couple tweaks here and there, but primarily we hit our objectives.

B. Warmington      I wanted to just double check, how much debt is available or how much borrowing capacity is available to NCPM at this point for further purchases under their line?

R. Palmer          Bill, this is Rick Palmer. We have $2.9 million available
                   under the line. The line does start to curtail at the end of the first quarter at the rate of about 2.5 million a quarter for the next four quarters, so most of our purchases going forward will be generated for the two quarters from internally generated cash flow.

B. Warmington      With Marlin, if you mentioned this I'm sorry if I missed it, how much borrowing capacity is available there currently?

R. Palmer          When I talked about our internal cash flow, I really referred to the 5% we put into the Marlin deal. On top of that of course we were able to borrow through the joint venture on a deal by deal basis 90% of the purchase price through the venture. So there's no commitment limit. The appetite of our financial partner is fairly strong, but it's pretty much as they like the deals and so far they've been pretty active in participating.

M. Barrist         This is one of the few lenders, we're not going to mention their name, but one of the few lenders who has participated in this industry with several buyers and has made a lot of money with it so they like the asset class. They also have a very, very large knowledge base and underwriting base so they certainly take our underwriting information, but they do pretty extensive underwriting on their own and they have the ability to pass on a deal if they do not want to lend on it.

B. Warmington      How does the profitability of the stuff that you'll do in
                   conjunction with Marlin compare to the traditional NCPM bad debt? Is it comparable? Are the financing costs an issue there?

R. Palmer          I think Michael pointed out on the investment side we seek for consistent returns between the types of paper we're looking for. With respect to the financing cost, it's probably marginally higher for that vehicle because of the leverage.

B. Warmington      But it sounds like in terms of profitability it sounds like it's net/net comparable, maybe a little bit lower, but still comparable.

R. Palmer          Yes.

B. Warmington      All right, well thank you very much.

Operator Thank you. Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you're using speaker equipment, you will need to lift you handset before pressing the numbers. One moment please for the next question.

                   The next question comes from Bill Sutherland. Please state your company name followed by your question.

B. Sutherland      Commerce Capital Markets. Good morning, all. Mike, I wanted to see if you could look ahead little bit assuming we're going to be looking ahead to some kind of better economic trend at some point. What do you imagine that means for the purchase market in your traditional space, in other words, volume available and pricing, etc.?

M. Barrist         If you look ahead to some point if the economy upturns from the perspective of what we have already, it will be an up trend for us, I mean collections will improve and we'll do better. Looking at and trying to understand what's going to happen in the market, that's kind of a hard question to answer and as you know, several quarters ago I retired my crystal ball. It's difficult to make those long, long reaching decisions as to what's going to happen.

                   My guess is what will happen is volume will go up a little or stay consistent. Pricing will probably rise a little because if your collection curves are better, people are going to pay a little more. But all in all when I look at the business, we made more money when the economy was good than we do when the economy was bad so my view is it will be better for the Company, not worse. But I'm very, very cautious about that and that's why I said in my discussion here that at some point the economy will improve. When we feel it, we'll budget it, but we're not going to take any flyers on what that's going to mean to us until it starts hitting the P&L.

B. Sutherland      But when you see that evidence, Mike, will you then go to an uptick in your purchasing and perhaps increasing it more than your cash flow can support?

M. Barrist         You know that's a hard question. We'll look at it when the time comes and we take a very conservative view on all this stuff and if pricing starts to go up and we feel it's warranted, we're going to pay those prices. But what we're not going to do is we're not going to chase the market which if you look at the real failures in this business in the past have always been people chasing a market. We have found that there's good quality paper to buy at the right price in a downturn economy. If prices start running, there will be good quality paper, and we may start seeing more opportunities in excess of our current cash flow and available borrowings in Q1. One of the securitizations pays off very shortly and another one pays off in the year behind, then we'll look at that when the time comes and make a decision. Now the other byproduct of a good economy is financing loosens up so we may take a new view of how to finance the entity and what to do with that. But right now we've gotten where we've gotten by being conservative and taking the slow, but steady path to success and from this point forward you're going to see the same thing in the portfolio business.

B. Sutherland      Marlin will remain a JV for the foreseeable future?

M. Barrist         Yes.

B. Sutherland      Okay. I have one other question. The impairments, since I'm kind new to this piece of your business I'm just trying to understand. I should think of the impairments as when you get into a cycle like the one we're in or we've just been through is there going to be any way that based on the pricing that you have at a different point in time that you can completely avoid the impairment and it just becomes sort of a cost of doing business during a down cycle as opposed to something more significant in your mind now?

M. Barrist         First of all, I think you'll always have impairments
                   regardless of the economic cycle. You'll probably have less of them in a good economic cycle, but on any given day if you buy 100 pieces of business you're going to have some winners and you're going to have some losers and hopefully 95% of them are going to be in the zone of what you expected to happen. The way GAAP works is you can have five winners and five losers, you're going to get hit by the five losers and someday you'll get, over time, the benefit of the five winners, so you'll always have some.

B. Sutherland      So even if it washes out on a broad base, you still have to take them?

M. Barrist         Right. What I would also say is that some of the portfolios we've impaired are performing based on the models. Remember the model takes everything that's happened to date and tries to use that as a tool to predict the future. We have some that are tracking and looking like we're going to collect more than the carrying value so at some point, once the carrying value is exhausted on a cost recovery basis, we'll start to see monthly up-ticks to the P&L that at some point hopefully will offset any further impairments. I think that's where you want to land and that's kind of like how a bank works, the recoveries offset the charge offs at some point.

B. Sutherland      And these were from both Creditrust and the original
                   business?

M. Barrist         Actually the impairments we've had to date are from the
                   legacy NCO business. We do not have any impairments in the legacy Creditrust business primarily because the couple things that have some potential to be upside down are in securitizations and we have no recourse.

B. Sutherland      Oh, that's right.

M. Barrist         In those two situations when we were buying the company, we knew there was a possibility that payoff could be in jeopardy. We knew that up front. We are not recognizing any revenue, any profits on them, and there's some revenue that flows in and there are some expenses that flow in, but they are basically earnings neutral to the Company.

B. Sutherland      Okay. Thanks, I'll talk to you a little bit later.

Operator Thank you. The next question comes from Gary Steiner. Pease state your company name followed by your question.

G. Steiner         Good morning, it's Gary Steiner from Awad Asset Management. I just wanted to ask you a question about the guidance for the revenue to collections in the first half. I think you said about 52% or 53% and I think that last year, 2001, you were closer to 61% or 62%.

M. Barrist         Can you talk louder? I'm having a little trouble hearing you.

G. Steiner         Sure. My question regards revenue to collection. I think you indicated that your guidance for the first half was kind of in the 52% to 53% area and this last year you ran between 61% and 62%. And I was wondering why that number's going to be much lower this year? I think you indicated part of the issue in the first half is seasonality, so I'm wondering about the year over year comparison.

R. Palmer          This is Rick Palmer. Yes, actually our guidance last year on an annualized basis was about 64%. The biggest component going forward is the seasonality that in the stronger collection quarters, in the first and second quarters, you get a relatively higher amount of amortization, hence less revenue recognition because that's just the way that you're predicting those curves and they're coming in that way and it generates higher amortization. There has been a level of impairments though and the weakening economy has reduced our overall collection trends which has reduced our IRRs. So the entire portfolio has had a slight reduction in its total return and therefore it impacts that component as well.

G. Steiner         Okay, let me just follow up, I'm not sure if I asked the
                   question right. But when you gave your guidance for the first half of this year you kind of indicated 52%-53%. So when I look at the last year I'm comparing first half of 2002 to the first half of 2001, therefore you're looking at the same seasonal time of the year, but yet the number 52%-53% is a lot less than what you were doing last year, so I'm kind of looking at the same quarters year-over-year and I'm wondering why the change given that it's not due to seasonality, must be due to something else.

S. Winokur         Actually also you have impairments on the portfolios. Where there are impairments there's no revenue recognized so with those portfolios you have 100% amortization. That raises you from the 37% level we expected last year to a higher level of amortization this year.

R. Palmer          I would also add first quarter last year, the merger occurred
                   February 20th. The effect of bringing the Creditrust files into last year for only a part of the quarter has a pretty dramatic effect on the mix of the accounts we have in the portfolio, so I'm not sure they're really terribly comparable because of the underlying merger last year.

M. Barrist         But separate from that I think one of the major points here is the experience to date especially in the last four or five months, or three or four months has lowered the IRRs and there's no doubt about that. And when you look at a portfolio that's 10 months old, or 12 months old, or 15 months old it's looking at results to date at a given point in time and saying it could have been at 100% attainment going into September 11th cycle and it could have come out at December
                   31st at 90% attainment or 92% or something. That's going to lower your IRR because once those percentages come down, it's going to lower every future expected collection based on what has happened to date.

                   So you have a couple things going on here. One is I think you have a little disconnect between looking quarter-over-quarter just because of bringing the portfolios in during the beginning of last year and having them be brand new at March 31st. You have a month and a half of actual versus a month and a half of forecast. So it's a strong quarter. You're at 100%. You're not going to see any fall off. Now you stand here at December 31st, you have 11 months of actual, three or four of those months are weaker than anticipated. It's going to bring down the IRRs on those portfolios, and additionally, on the legacy NCOs and the new buy portfolios. You have a little bit weaker IRR, so that's driving the number down as well.

G. Steiner         Just a different question in terms of the balance sheet. Are you planning at all to, I think you indicated before that the purchases you're going to make are primarily going to be from the cash flow that you generate from the existing operations.
                   Are you guys considering, have you considered going out and getting additional financing to try to grow the business somewhat faster over time?

M. Barrist         Yeah, we have considered that. Certainly the financing source in the Marlin JV has an interest in talking to us and we've had some conversations. That is a very, very good economic deal for us if we were to use it for situations where we're exceeding our cash flow. The problem is as a lender you can imagine they don't want adverse selection. They want to participate in all the deals so we've tried to work through what that would mean. The financing market has not been very good. It is something we are going to revisit. We've looked at it every quarter and we've talked to investment bankers, we've gone through it, but right now until the market opens up and banks are in the lending business again and other lenders are in the lending business again, we need to be able to live off our cash flow which we feel comfortable doing for the next two quarters. It is something we are looking at and a fallback position would be to do a Marlin type deal, but at some point we think there will be some type of a capital event that will make the company a little more liquid.

                   Now keep in mind that if somebody wanted to lend us X amount of dollars it doesn't mean we're going to change the buying curve dramatically. It's something we've said all along is we are not going to chase spending money, we're going to buy effectively. If there are buys that are good buys in excess of our current cash flow and borrowing capacity, we'll certainly look at making incremental funds available. But the tail is not going to wag the dog in this business because again that has been the downfall of every company that has failed in this space.

G. Steiner         All right. Thanks a lot.

Operator Thank you. Gentlemen, there are no further questions at this time, please continue.

M. Barrist         Thank you. I want to thank everyone for joining us today. As always, please feel free to call Rick Palmer or myself with any questions and we'll be happy to try and answer them in accordance with the boundaries of Regulation FD. Thank you.

Operator Thank you. Ladies and gentlemen, this concludes the NCO Portfolio Management conference call. Once again the dial in numbers for replay are 1-800-405-2236 and 303-590-3000. The access code is 443470. Thank your for your participation. You may now disconnect.